EXHIBIT 10.5


                         Settlement Strategy Agreement

     This Settlement Strategy Agreement, dated as of September 21, 1999 (this "Agreement"), is entered into by and between Vodafone AirTouch plc ("Vodafone") and Bell Atlantic Corporation ("Bell Atlantic"). This Agreement sets forth the principal terms and conditions upon which Vodafone and Bell Atlantic intend to minimize or avoid the possibility of certain potential litigation, and to pursue a settlement of any claims made or litigation commenced, in connection with the U.S. Wireless Alliance Agreement, dated September 21, 1999, by and between Vodafone and Bell Atlantic (the "Alliance Agreement") and the transactions contemplated thereunder.


                                    Recitals

     a. Vodafone and Bell Atlantic (each, a "Party") have a common interest in preventing or minimizing any liability, damages or other relief that may be sought against either Party or their respective affiliates in connection with the Alliance Agreement and the transactions contemplated thereunder.

     b. This Agreement is being entered into pursuant to the Joint Defense Agreement between the Parties.

1. Certain Defined Terms

     a. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Alliance Agreement.

     b. As used herein, the following terms have the following meanings:

     "Asset Party" means, as to any asset, the Party obligated under the Alliance Agreement to contribute such asset to Wireless.

     "Base Value" means, as to any asset, the Fair Market Value (as defined in the Partnership Agreement) of such asset determined in the manner set forth in Section 9.5(b) of the Partnership Agreement.

     "Consent" means, as to any Conveyed Asset, any approval, consent or waiver with respect to a Third Party Right necessary for the contribution of such Conveyed Asset to Wireless as contemplated by the Alliance Agreement including, without limitation, any such consent, approval or waiver to the admission of Wireless as a general partner and/or limited partner of a Conveyed Partnership.

     "Dispute Costs" means, with respect to a Party, all Losses (as defined in the Alliance Agreement) arising out of or relating to Transaction Litigation, or incurred in connection with obtaining Consents.

     "Payment Resolution" has the meaning set forth in Section 3.a.


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     "Purchase Resolution" has the meaning set forth in Section 3.a.

     "Remaining Cap" means, with respect to a Party, the excess, if any, of (i) $40 million, over (ii) the aggregate amount of Resolution Costs and Dispute Costs incurred by such Party and its Affiliates prior to the time of determination.

     "Resolution" means a Payment Resolution, a Purchase Resolution, or a Sale Resolution.

     "Resolution Costs" mean:

          (i) in the case of any Payment Resolution, the amount of the payment made to a Right Holder in connection with such Payment Resolution;

          (ii) in the case of any Sale Resolution, the amount of any Value Shortfall resulting from such Sale Resolution; and

          (iii) in the case of any Purchase Resolution, the amount of any Value Premium resulting from such Purchase Resolution.

Resolution Costs shall specifically exclude any Resolution related to the transactions contemplated by the Bell Atlantic GTE Agreement.

     "Right Holder" means any Person having or asserting a Third Party Right.

     "Sale Resolution" has the meaning set forth in Section 3.a.

     "Stage II Ownership Interest" means, as to any Party, the aggregate Partnership Interest in Wireless of such Party and its Affiliates contemplated in Section 2.8 of the Alliance Agreement (based on the assumption that Bell Atlantic owns the Bell Atlantic Conveyed Assets).

     "Third Party Right" means, as to any Conveyed Asset, any claimed right of consent, right of first refusal, put right, Default, dissolution or similar claim made with respect to such Conveyed Asset.

     "Transaction Claims" means any and all claims, litigation and Proceedings (as defined in the Alliance Agreement) arising out of or relating to the transactions contemplated by the Alliance Agreement (including, without limitation, claims, litigation and Proceedings arising out of or relating to Third Party Rights).

     "Value Premium" means, as to any Purchase Resolution, the excess, if any, of (i) the acquisition price of any asset(s) acquired in connection with such Purchase Resolution over (ii) the Base Value of such acquired asset(s).


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     "Value Shortfall" means, as to any Sale Resolution, the excess, if any, of
(i) the Base Value of the Conveyed Asset sold in connection with such Sale Resolution over (ii) the pre-tax proceeds realized from such Sale Resolution.

     "Wireless" means Cellco Partnership, a Delaware general partnership.

2. Resolution Process

     a. Wireless will have full authority to obtain Consents with respect to each Party's Conveyed Assets, subject to the terms and conditions of this Agreement. The Parties will share the costs and expenses of obtaining such Consents to the extent and in the manner contemplated by Section 3 below.

     b. Wireless will use its good faith, reasonable best efforts to obtain all Consents necessary to effect the contribution of each Party's Conveyed Assets to Wireless as contemplated by the Alliance Agreement, and to minimize the Resolution Costs incurred in obtaining such Consents.

     c. Wireless will control and manage the process of obtaining Consents with respect to each Party's Conveyed Assets, including the conduct of communications, discussions and negotiations with Right Holders.

     d. Wireless will, to the extent practicable, provide each Party with reasonable advance notice of, and a reasonable opportunity to consult with respect to, (i) all communications regarding settlement options with any Right Holder, (ii) all settlement offers or proposals made by Wireless to, or received by Wireless, from any Right Holder and (iii) all negotiations and discussions with any Right Holder with respect to obtaining Consents. Each Party will respond promptly to all requests for review or consultation made by Wireless pursuant to this Agreement.

     e. Notwithstanding the foregoing, without the prior written consent of the Asset Party (which consent shall not be unreasonably withheld), Wireless shall not make or enter into any agreement, commitment or undertaking with respect to any Resolution or other agreement relating to a Consent for a Conveyed Asset unless all obligations and liabilities of the Asset Party thereunder are expressly conditioned upon the occurrence of the Stage I Closing.

     f. Nothing contained in this Agreement shall (i) give Wireless, directly or indirectly, the right to control or direct the operations of any Party or its Affiliates prior to the Stage I Closing (or the Stage II Closing, in the case of Vodafone's San Francisco Bay Area markets and Chicago MTA markets) or
(ii) restrict an Asset Party from complying with any obligation which (in the opinion of counsel to such Asset Party) exists to any Right Holder or other Person in connection with the transactions contemplated by the Alliance Agreement including (without limitation) compliance with Third Party Rights.


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     g. The rights of Wireless set forth in this Section 2 shall not become effective unless and until all consents, approvals and actions by the FCC which are required to consummate the transactions contemplated by the Alliance Agreement shall have been obtained.

3. Responsibility for Resolution Costs; Effect of Resolutions on Contributions to Wireless and Ownership in Wireless

     a. Forms of Resolution. The Parties currently contemplate that the resolution of Third Party Rights with respect to a Conveyed Asset may result in
(i) a payment to the Right Holder (a "Payment Resolution"), (ii) a sale by a Party of the Conveyed Asset to the Right Holder (a "Sale Resolution) and/or
(iii) a purchase by a Party of an additional ownership interest in the Conveyed Asset (a "Purchase Resolution").

     b. Responsibility for Resolution Costs Below Individual Cap. Each Party will bear all Resolution Costs incurred by such Party or its Affiliates up to an aggregate amount of $40 million (as to either Party, the "Individual Cap").

     c. Responsibility for Resolution Costs Above Individual Cap. Wireless will bear, or the Parties will share in proportion to their Stage II Ownership Interests, as the case may be, all Resolution Costs incurred by a Party and its Affiliates in excess of such Party's Individual Cap in accordance with the following provisions:

          (i) Payment Resolutions. Each Party will contribute, in proportion to its Stage II Ownership Interest, to the payment made to a Right Holder in connection with any Payment Resolution (but only to the extent that such payment exceeds the Asset Party's Remaining Cap at the time of such Payment Resolution). The Parties will cooperate to structure their contributions to any Payment Resolution in a tax-efficient manner.

          (ii) Sale Resolutions. In the case of a Sale Resolution, the Asset Party will contribute to Wireless, in lieu of the Conveyed Asset disposed of in such Sale Resolution, (x) the Net Proceeds (as defined in the Alliance Agreement) from the disposition of such Conveyed Asset and (y) an amount of cash equal to any Value Shortfall from such Sale Resolution (but only to the extent that such Value Shortfall does not exceed the Asset Party's Remaining Cap at the time of such Sale Resolution). The Stage II Ownership Interests will not be adjusted as a result of a contribution made pursuant to this Section 3.c.(ii) in lieu of the Conveyed Asset disposed of in such Sale Resolution.

          (iii) Purchase Resolutions. In the case of any Purchase Resolution:

               (A) Each Party will contribute, in proportion to its Stage II Ownership Interest, to the purchase of the additional ownership interest in a Conveyed Asset acquired in such Purchase Resolution (an "Additional Interest");


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               (B)  At the Stage I Closing, each Party will contribute to
                    Wireless the Additional Interest so acquired;

               (C) The Asset Party will contribute to Wireless an amount of cash equal to any Value Premium from such Purchase Resolution (but only to the extent that such Value Premium does not exceed the Asset Party's Remaining Cap at the time of such Purchase Resolution); and

               (D) In the event that the Alliance Agreement is terminated, then at any time within the 30-day period following such termination: the Asset Party will have the option to purchase, and the other Party will have the option to require the Asset Party to purchase, any Additional Interest so acquired by the other Party at a purchase price equal to the acquisition price of such Additional Interest accreted at a rate equal to the (1) LIBO Rate (as defined in the Alliance Agreement) plus 100 basis points for the initial 30-day period following the date of acquisition and
                    (2) the LIBO Rate plus 200 basis points through the date of sale.

          The Stage II Ownership Interests of the Parties will not be adjusted as a result of contributions made pursuant to this Section 3.c.(iii).

     d. Other Resolutions. If the resolution of a Third Party Right occurs in a manner not contemplated by Section 3.a., the Parties will implement sharing arrangements with respect to the costs and expenses incurred in connection with such resolution that are consistent with the principles embodied in Sections 3.b. and 3.c.

     e. Responsibility for Transaction Litigation. From and after the Stage I Closing, all Transaction Litigation shall be Assumed Liabilities for purposes of the Alliance Agreement.

4. Right of Vodafone to Dispose of Conveyed Assets for which Consents are not Obtained. In the event that Wireless is unable to obtain all Consents necessary to effect the contribution of any Conveyed Asset of Vodafone to Wireless prior to the Stage I Closing Date, then Vodafone (with consultation and cooperation from Bell Atlantic) shall be entitled to dispose of the Conveyed Asset and contribute to Wireless, in lieu of the Conveyed Asset, the Net Proceeds from the disposition of the Conveyed Asset. The Stage II Ownership Interests will not be adjusted as a result of a contribution made pursuant to this Section 4 in lieu of the Conveyed Asset disposed of.

5. Termination; Survival. This Agreement will terminate upon any termination of the Alliance Agreement; provided that if, prior to such termination, either Party shall have become obligated with respect to the resolution of a Third Party Right, then the


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obligations of the Parties under Section 3 with respect to such resolution will survive the termination of this Agreement.

6. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters described herein and supercedes all prior and contemporaneous agreements and understandings, offers and negotiations (oral or written). This Agreement may be modified or amended only by subsequent written agreement signed by both Parties.

7. Governing Law; Disputes. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without reference to choice of law principles, including all matters of construction, validity and performance. Any dispute, controversy or claim arising out of or relating to this Agreement shall be resolved in accordance with the provisions of Section
10.1 of the Alliance Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the day and year first written above.

                                                VODAFONE AIRTOUCH PLC

                                                By: /s/ C.C. Gent
                                                   ----------------------------
                                                    Name:  C.C. Gent
                                                    Title:


                                                BELL ATLANTIC CORPORATION

                                                By: /s/ James R. Young
                                                   -----------------------------
                                                    Name:  James R. Young
                                                    Title:


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